Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Lynda Ramsey, Vice President, Treasurer

503.992.4531

lynda.ramsey@merix.com

Merix Corporation Announces Preliminary Financial Results for

First Quarter FY 2007

FOREST GROVE, OR, September 25, 2006 – Merix Corporation (NASDAQ:MERX), a global manufacturer of printed circuit boards, today announced preliminary results for its first quarter of fiscal 2007 ended August 26, 2006. Consolidated revenues for the quarter were approximately $106 million representing a 104% increase over first quarter fiscal 2006 revenues of $51.8 million. This increase was due primarily to the inclusion of sales for Merix Asia, which was acquired in September 2005, as well as generally good industry demand, growth in the Company’s quick-turn services business and increased premium pricing opportunities. Sequentially, revenues grew approximately $5.6 million or 5.6% from fourth quarter fiscal 2006 consolidated revenues of $100.4 million.

On a GAAP basis, net income for the first quarter of fiscal 2007 is anticipated to be between $3.0 million and $3.6 million or between $0.15 and $0.17 per diluted share compared to a net loss of $0.5 million or $0.03 per share for the first quarter of fiscal 2006. On a non-GAAP basis, Merix expects net income of between $4.0 million and $4.6 million, or between $0.19 and $0.21 per diluted share, for the first quarter of fiscal 2007 compared to a non-GAAP net income of $0.9 million, or $0.05 per share, for the first quarter of fiscal 2006.

On June 28, 2006, the Company reported that it anticipated its consolidated revenues for the first quarter of fiscal 2007 would be within the range of $102 million to $106 million. The Company also anticipated that first quarter GAAP net income would be in the range of $0.25 and $0.30 per share and non-GAAP net income would be approximately $0.31 to $0.35 per share.

The revised earnings expectations were primarily the result of 1) raw material cost increases, principally related to copper laminate products occurring at higher than anticipated rates, particularly in connection with the Company’s Asian operations; 2) higher than anticipated outsourcing-related costs in Asia incurred to satisfy demand; 3) higher than anticipated professional fees, primarily associated with fiscal 2006 10-K and recent S-3 filings with the SEC, and; 4) unplanned employee pension costs in Asia.

“Although we are pleased that we continue to grow revenues, we are disappointed that we did not satisfactorily convert our top-line successes to increased profits,” said Mark R. Hollinger, Chairman and Chief Executive Officer of Merix. “As higher commodity prices have driven increases in our raw materials costs, we have been aggressively working to minimize the effect on earnings. We are increasing customer prices, where appropriate and converting to alternative, lower cost materials, where feasible. In addition, we have launched a product profitability analysis program in Asia intended to optimize our sales mix. This program, which is intended to improve margins in Asia by developing and employing tools allowing for the proper evaluation and pricing of sales opportunities, is similar to the sales mix improvement strategy undertaken in North America last year.”

Hollinger concluded, “We are pleased that overall demand remains good and are also pleased to note that our balance sheet remains healthy with strong liquidity and operating cash flows.”

On September 19, 2006, the Company appointed Grant Thornton LLP as independent registered public accountant. Grant Thornton is currently in the process of reviewing the Company’s first quarter results; however, due to the timing of Grant Thornton’s appointment and the need to properly complete the necessary field work, the Company anticipates that the announcement of its first quarter 2007 earnings will be delayed until early October.

Conference Call and Webcast Information

Merix will conduct a conference call and live webcast on Tuesday, September 26, 2006 at 5:30 am PT/8:30 am ET. To access the webcast, log on to www.merix.com. A replay of the webcast will be available beginning 7:30 am PT/10:30 am ET on September 26, 2006. A phone replay will be available until approximately October 2, 2006 by calling (719) 457-0820, access code 4365269.

Use of Non-GAAP Financial Measures

In fiscal 2007, non-GAAP income is defined as GAAP net income before amortization of identifiable intangibles and stock option expense. In fiscal 2006, Merix defined its non-GAAP income as GAAP net income before amortization of identifiable intangibles, inventory purchase accounting adjustments resulting from acquisitions, the write-off of unamortized deferred financing charges, debt restructuring charges and the earnings effect of the valuation allowance against deferred taxes. Management believes the excluded items are not representative of underlying trends in the Company’s operating performance and that excluding them provides investors with additional information to assess the Company’s results over multiple periods and compare the Company’s results with the results of its competitors.

NON-GAAP EARNINGS RECONCILIATION
	Preliminary Q1 2007 EPS	Q1 2007 EPS Guidance	Q1 2006 EPS
GAAP net income (loss)	$0.15 - 0.17	$0.25 - 0.30	$(0.03)
Add back:
- Amortization of identifiable intangibles	0.03	0.03	0.04
- Stock option expense	0.01 - 0.02	0.02 - 0.03	—
- Restructuring and related activities	—	—	0.06
- Adjustment to valuation allowance on deferred tax asset	—	—	(0.02)

Non-GAAP net income	$0.19 -0.21	$0.31 -0.35	$0.05

About Merix

Merix is a leading global manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in electronic equipment. Merix provides quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, automotive, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 relating to the Company’s business operations and prospects, including statements related to estimates of financial results for the first quarter of fiscal 2007 that are made pursuant to the safe harbor provisions of the federal securities laws. These forward-looking statements, which may be identified by the inclusion of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “goal” and other similar expressions, are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: the appointment of a new independent registered public accounting firm could result in revisions to the interpretation and application of certain accounting principals; changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; the ability to realize the anticipated benefits or synergies of the Merix Asia acquisition in a timely manner or at all; fluctuations in demand for products and services of the company, including quick-turn and premium services; the introduction of new products or technologies by competitors; the ability to successfully and timely integrate the operations of Merix Asia; the ability to avoid unanticipated costs, including costs relating to product quality issues and customer warranty claims; pricing and other competitive pressures in the industry from domestic and global competitors; foreign currency risk; all other risks inherent in foreign operations such as increased regulatory complexity and compliance cost and greater political and economic instability; our ability to fully utilize our assets and control costs; our ability to control or pass through increases in the cost of raw materials and supplies; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 27, 2006. Merix Corporation does not undertake to update any such factors or to publicly announce developments or events relating to the matters described herein.